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EXHIBIT 3(b)               CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           LINDSAY MANUFACTURING CO.

     The undersigned, the President and the Secretary of Lindsay Manufacturing Co., (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY
CERTIFY:

     FIRST: That the Directors of the Corporation have adopted and presented to the shareholders entitled to vote thereon the following resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the
Corporation:

         RESOLVED, That it is advisable and proposed that the authorized capital stock of Lindsay Manufacturing Co. (the "Corporation") be increased from 12,000,000 shares to 27,000,000 shares, consisting of 2,000,000 shares of preferred stock, $1.00 par value per share and 25,000,000 shares of common stock, $1.00 par value per share and that the existing Restated Certificate of Incorporation of Lindsay Manufacturing Co., (the " Corporation"), as amended and restated (the "Restated Certificate"), be amended to reflect such increase by revoking the existing fourth paragraph of the Restated Certificate and by replacing it with the following:

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-seven million (27,000,000), divided into two classes as follows: (i) two million (2,000,000) shares of the par value of One Dollar ($1.00) each shall be Preferred Stock (herein- after referred to as "Preferred Stock"), and (ii) twenty-five million (25,000,000) shares of the par value of One dollar ($1.00) each shall be Common Stock (hereinafter referred to as "Common Stock").

     SECOND: That said amendment was duly adopted by the holders of at least a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, President and Secretary of the Corporation, hereby further certify that the facts hereinabove stated are true and that the execution hereof is their voluntary act and deed and the voluntary act and deed of said Corporation, under penalties of perjury.

Dated this 7th day of February, 1997.

                                                LINDSAY MANUFACTURING CO.

(SEAL)
                                                By  Gary D. Parker
                                                  -------------------------
                                                    Gary D. Parker, President
Attest:

By   Bruce C. Karsk
  ------------------------------
     Bruce C. Karsk, Secretary

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